Exhibit 2.2

PLAN OF DOMESTICATION
OF
ATAI LUXEMBOURG S.A.

This PLAN OF DOMESTICATION (the “Plan of Domestication”) is made on [ ● ], 2025, and sets forth the terms pursuant to which atai Luxembourg S.A. (f/k/a atai Life Sciences Luxembourg S.A.), a public limited liability company (société anonyme) duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 63, Rue de Rollingergrund, L-2440 Luxembourg, Grand Duchy of Luxembourg, and registered with the Registre de Commerce et des Sociétés, Luxembourg (Luxembourg Trade and Companies Register) under number B298928 (the “Company”), shall transfer its registered office and place of central administration from the Grand Duchy of Luxembourg to the State of Delaware by way of continuation to the State of Delaware and effect a domestication and become a Delaware corporation (the “Domestication”) to be known as atai Beckley Inc. (“atai Delaware”), pursuant to articles 100-2 and 1300-2 of the Luxembourg law dated August 10, 1915 on commercial companies, as amended (the “Luxembourg Company Law”) and Section 388 of the General Corporation Law of the State of Delaware (the “DGCL”).

RECITALS

WHEREAS, the Company is a public limited liability company duly incorporated and validly existing under the laws of the Grand Duchy of Luxembourg;

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is advisable and in the best interests of the Company that the Company transfer its registered office and place of central administration from the Grand Duchy of Luxembourg to the State of Delaware  by way of continuation to the State of Delaware and become domesticated, and continue to exist as, a Delaware corporation in accordance with articles 100-2 and 1300-2 of the Luxembourg Company Law and Section 388 of the DGCL and on the terms set forth in this Plan of Domestication;

WHEREAS, the Board has duly approved, authorized, adopted, ratified and confirmed the Domestication, this Plan of Domestication (including, without limitation, the Certificate of Incorporation (as defined below)) and each corporate action to be taken by atai Delaware in connection with the Domestication as set forth in this Plan of Domestication, all in accordance with the Articles of Association as of [ ● ], 2025 (the “Luxembourg Organizational Documents”) and the Luxembourg Company Law and pursuant to Section 388 of the DGCL; and

WHEREAS, the sole shareholder of the Company has duly approved, authorized and adopted the Domestication, this Plan of Domestication (including, without limitation, the Certificate of Incorporation (as defined below)) and each corporate action to be taken by atai Delaware in connection with the Domestication as set forth in this Plan of Domestication, all in accordance with the Luxembourg Organizational Documents and the Luxembourg Company Law and pursuant to Section 388 of the DGCL.

NOW, THEREFORE, in consideration and respect of the foregoing, the Company hereby adopts this Plan of Domestication setting forth the terms governing the Domestication and atai Delaware as permitted under Section 388(l) of the DGCL as follows:

1.          De-Registration.  Upon (i) approval by the sole shareholder of the Company of (a) the transfer of its registered office and place of central administration of the Company from the Grand Duchy of Luxembourg to the State of Delaware and (b) the Delaware organizational documents which will govern the Company in replacement of its current articles of association (see “Governing Documents” below) and (ii) receipt of the confirmation of the incorporation of atai Delaware in the State of Delaware, the Company shall be de-registered in the Grand Duchy of Luxembourg and shall thereafter be a Delaware corporation under the name atai Beckley Inc. and governed by the DGCL without any discontinuation of its legal existence, without liquidation or dissolution, and without creating a new legal entity. Any director of the Company is authorized to execute any undertakings, confirmations or affidavits required by the Luxembourg Company Law in connection with the application for the transfer of the registered office and place of central administration.

2.          Domestication.  Effective as of the effective time of the certificate of corporate domestication in substantially the form attached hereto as Exhibit A (the “Certificate of Domestication”) and a certificate of incorporation in substantially the form attached hereto as Exhibit B (the “Certificate of Incorporation”) as filed with the Secretary of State of the State of Delaware pursuant to Sections 103 and 388 of the DGCL (the “Delaware Effective Time”), the Company shall become domesticated as a Delaware corporation pursuant to Section 388 of the DGCL, under the name “atai Beckley Inc.” and will, for all purposes of the laws of the State of Delaware, be deemed to be the same entity as the Company. The Company will not be required to wind up its affairs or pay its liabilities and distribute its assets, and the Domestication will not be deemed to constitute a dissolution of the Company and will constitute a continuation of the existence of the Company in the form of a Delaware corporation. At the Delaware Effective Time, the registered office of atai Delaware shall be the offices of Corporation Service Company, 251 Little Falls Drive, City of Wilmington 19808, County of New Castle, Delaware, United States of America.  In connection with the foregoing, any officer or agent of the Company (or any other person or entity authorized by such officer or agent) is authorized to act as the incorporator of atai Delaware and, in such capacity, execute the Certificate of Incorporation.

3.          Conversion of Securities.  As a result of and at the Delaware Effective Time, and without any further action on the part of the Company, atai Delaware or any of their respective shareholders, stockholders or other equityholders, pursuant to the Domestication:

(a)
each of the then-issued and outstanding ordinary shares, with a nominal value of 0.10 EUR per share, of the Company (“Existing Ordinary Shares”) shall convert automatically by operation of law on a one-for-one basis into validly issued and outstanding, fully paid and non-assessable shares of common stock of atai Delaware, par value $0.01 per share (“atai Delaware Common Stock”), having the rights, powers and preferences, and the obligations, set forth in the Certificate of Incorporation;

(b)
atai Delaware will automatically assume (i) the atai Life Sciences N.V. 2021 Incentive Award Plan by operation of law and (ii) atai’s 2020 Employee, Director and Consultant Equity Plan and each outstanding option, stock appreciation right, share of restricted stock, restricted stock unit award, stock-based award, stock grant, stock right or other stock or cash based awards of the Company shall be automatically converted into an equivalent award of atai Delaware, which awards will be subject to the same terms and conditions as the converted incentive award (including performance-based vesting conditions), except that the security issuable upon exercise or settlement of atai Delaware award will be atai Delaware Common Stock rather than Existing Ordinary Shares. From and after the Delaware Effective Time, the atai Beckley N.V. 2021 Incentive Award Plan shall be renamed as the atai Beckley Inc. 2021 Equity Incentive Plan and the shares reserved for issuance thereunder shall be atai Delaware Common Stock rather than Existing Ordinary Shares.

2

4.          Tax Matters.  For United States federal income tax purposes, the Domestication is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended, and this Plan of Domestication is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

5.          Governing Documents.  (a) At the Delaware Effective Time, the Luxembourg Organizational Documents shall be terminated and be of no further force or effect, and (b) from and after the Delaware Effective Time, the Certificate of Incorporation, and the Bylaws of atai Delaware, in substantially the form attached hereto as Exhibit C (the “Bylaws”), shall govern the affairs of atai Delaware and the conduct of its business, until thereafter amended in accordance with the DGCL and their respective terms.

6.          Committee Charters; Governance Policies.  With respect to each committee of the board of directors of atai Life Sciences N.V. in existence as of immediately prior to its merger with the Company (the “Merger Effective Time” and each such committee, an “atai N.V. Board Committee”), a separate committee of the Delaware Board (as defined below) (each, a “Delaware Board Committee”) shall be formed: (i) having the same name as such atai N.V. Board Committee, (ii) possessing and delegated with, to the fullest extent permitted by applicable law, the Certificate of Incorporation and the Bylaws, the same powers, authority and duties as the powers, authority and duties of such atai N.V. Board Committee immediately prior to the Merger Effective Time, (iii) having the same committee charter, as the committee charter of such atai N.V. Board Committee, as of immediately prior to the Merger Effective Time (subject to any revisions therein to reflect any changes in the powers, authority or duties of such Delaware Board Committee required by applicable law, the Certificate of Incorporation or the Bylaws), (iv) consisting of the number of directors equal to the number of atai N.V. Directors (as defined below) serving on such atai N.V. Board Committee immediately prior to the Merger Effective Time and (v) with each of the atai N.V. Directors serving on such atai N.V. Board Committee immediately prior to the Merger Effective Time appointed to and serving as a member of such Delaware Board Committee, in each case until the existence of such Delaware Board Committee or the name, composition, charter, powers, authority or duties thereof is thereafter modified or revoked in accordance with the DGCL and the Certificate of Incorporation and the Bylaws, as they may be amended from time to time.

3

7.          Board of Directors.  The total number of directors constituting the entire board of directors of atai Delaware (the “Delaware Board”) shall be fixed at a number equal to the number of directors serving on the board of directors of atai Life Sciences N.V. immediately prior to the Merger Effective Time, until such time as the total number of directors constituting the entire Delaware Board is thereafter changed in accordance with the DGCL and the Certificate of Incorporation and the Bylaws, as they may be amended from time to time. Each member of the board of directors of atai Life Sciences N.V. as of immediately prior to the Merger Effective Time (the “atai N.V. Directors”) shall be deemed appointed and serve a director of atai Delaware on the Delaware Board from and after the Delaware Effective Time, each of whom shall serve until such time as their respective successors have been duly elected and qualified, or until such director’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

8.          Officers.  Each officer of atai Life Sciences N.V. as of immediately prior to the Merger Effective Time shall be appointed and serve as an officer of atai Delaware from and after the Delaware Effective Time and shall retain the same title with atai Delaware from and after the Merger Effective Time as such officer had with atai Life Sciences N.V. immediately prior to the Delaware Effective Time, and with respect to each such officer position, having the same powers, authority and duties as such person had in respect of such officer position as an officer of atai Life Sciences N.V. immediately prior to the Merger Effective Time (except to the extent otherwise required by applicable law or otherwise provided in the Certificate of Incorporation or the Bylaws or by the Delaware Board), each of whom shall serve until such time as their respective successors have been designated by the Delaware Board, or until such officer’s earlier removal, resignation, death or disability, in each case, in accordance with the DGCL, the Certificate of Incorporation and the Bylaws.

9.          Indemnification of Directors and Officers.  Each director and executive officer of the Company from and after the Delaware Effective Time shall enter into an indemnification agreement with atai Delaware, which indemnification agreement shall be substantially in the form attached hereto as Exhibit D, with such immaterial modifications as may be approved by any officer of atai Delaware.

10.          Effects of Domestication.  Immediately upon the Delaware Effective Time, the Domestication shall have the effects set forth in Section 388 of the DGCL, including, without limitation, all of the rights, privileges and powers of the Company, and all property, real, personal and mixed, and all debts due to the Company, as well as all other things and causes of action belonging to the Company, shall remain vested in atai Delaware and shall be the property of atai Delaware and the title to any real property vested by deed or otherwise in the Company shall not revert or be in any way impaired by reason of the DGCL.  Following the Domestication, all rights of creditors and all liens upon any property of the Company shall be preserved unimpaired, and all debts, liabilities and duties of the Company shall remain attached to atai Delaware and may be enforced against atai Delaware to the same extent as if said debts, liabilities and duties had originally been incurred or contracted by atai Delaware. The rights, privileges, powers and interests in property of the Company, as well as the debts, liabilities and duties of the Company, shall not be deemed, as a consequence of the Domestication, to have been transferred to atai Delaware for any purpose of the laws of the State of Delaware, including the DGCL. Following the Domestication, all references in instruments, contracts and agreements of atai Delaware (i) to the Company’s “ordinary shares” or “common shares” shall be deemed a reference to atai Delaware’s “common stock”, and (ii) to the Company shall be deemed a reference to atai Delaware.

4

11.          Further Assurances.  Each corporate action that was approved by the shareholder of the Company at the extraordinary general meeting of the holders of the ordinary shares and preferred shares, if any, of the Company held on [ ● ], 2025, at which this Plan of Domestication was approved shall be deemed authorized, adopted and approved by atai Delaware and the Delaware Board and stockholders.  If at any time atai Delaware, or its successors or assigns, shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to carry out the purposes of this Plan of Domestication, the Company and its Board and authorized officers shall be deemed to have granted to atai Delaware an irrevocable power of attorney and authorization to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such rights, properties or assets in atai Delaware and otherwise to carry out the purposes of this Plan of Domestication, and the directors and authorized officers of atai Delaware are fully authorized to take any and all such action.

12.          Amendment or Termination.  To the extent permitted by applicable law, this Plan of Domestication, the Domestication or any of the terms or conditions hereof or thereof may be amended or terminated at any time before the Delaware Effective Time by action of the Board and without further action of the shareholders, stockholders, or other equityholders of the Company.

13.          Miscellaneous.  This Plan of Domestication shall be governed by and construed in accordance with the laws of the State of Delaware, including the DGCL, without giving effect to any choice of law or conflict of law provisions or rule (except to the extent that the laws of the Grand Duchy of Luxembourg govern the Domestication and the adoption and approval of this Plan of Domestication and each corporate action to be taken by atai Delaware in connection with the Domestication as set forth in this Plan of Domestication) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

***

5

IN WITNESS WHEREOF, this Plan of Domestication has been duly executed and delivered by a duly authorized officer of the Company as of the date first written above.

ATAI LIFE SCIENCES LUXEMBOURG S.A.

By:
Name:	Srinivas Rao
Title:	Authorized Officer

[Signature Page to Plan of Domestication (atai LuxCo to atai Delaware)]

Exhibit A

Form of Certificate of Domestication

[intentionally omitted]

A-1

Exhibit B

Form of Certificate of Incorporation

[intentionally omitted]

B-1

Exhibit C

Form of Bylaws

[intentionally omitted]

C-1

Exhibit D

Form of Indemnification Agreement

[intentionally omitted]

D-1